EXHIBIT 99.1

November 5, 2024

Board of Directors

Wytec International, Inc.

19206 Huebner Road, #202

San Antonio, Texas 78258

Re:	Resignation as the Interim Chief Financial Officer of Wytec International, Inc.

Board Members:

I hereby tender my voluntary resignation as the interim Chief Financial Officer of Wytec International, Inc. (the “Company”), effective on the date hereof.

I confirm that I have no disagreements with the Company on any matter of accounting principles or practices or financial statement disclosure.

Sincerely,

/s/Karen Stegall